Exhibit 10.1

First Amendment of
Option and License Agreement

THIS FIRST AMENDMENT OF OPTION AND LICENSE AGREEMENT (the “Amendment”) is dated as of March 9, 2015 (the “Amendment Effective Date”) by and between Opexa Therapeutics, Inc., a corporation organized under the laws of Texas having a place of business at 2635 Technology Forest Boulevard, The Woodlands, TX 77381 (“Opexa”), and Ares Trading S.A., a corporation organized under the laws of Switzerland having a place of business at Zone Industrielle de l’Ouriettaz, 1170 Aubonne, Switzerland (“Merck”).  Opexa and Merck may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

WHEREAS, Opexa and Merck entered into an Option and License Agreement dated February 4, 2013 (“Option Agreement”) pursuant to which Opexa granted certain exclusive rights to Merck to develop and commercialize Opexa’s personalized T-cell immunotherapy (Tcelna®) in multiple sclerosis.

WHEREAS, the Parties wish to amend the Option Agreement as provided in this Amendment;

NOW, THEREFORE, it is mutually understood and agreed by and between the Parties as follows:

Article 1
AMENDMENT OF THE OPTION AGREEMENT

1.1      Effective upon the Amendment Effective Date, the Option Agreement is amended as provided in this Article 1.  Except as expressly modified in this Article 1, all provisions of the Option Agreement shall remain in full force and effect.

1.2      Any capitalized term not otherwise defined herein shall have the same meaning as defined in the Option Agreement.

1.3      Article 2 of the Option Agreement is amended by adding the following new Sections immediately following Section 2.3 thereof:

2.4       Creation of Pre-Phase III Plan.   Commencing on March 15, 2015, Opexa will create a detailed plan, including a GANTT chart containing key tasks, decision points, timing, budget and milestones, documenting all of the activities necessary for laboratory facilities both in the U.S. and Europe to reach operational readiness by the end of December 2016 (such plan, the “Pre-Phase III Plan”).  The Pre-Phase III Plan will include, among other items, (i) review and identification of a preferred contract manufacturing organization in Europe, (ii) set-up, identification and qualification of third parties for raw materials, (iii) validation of laboratory facilities in the U.S. and Europe; and (iv) a hiring plan for the key personnel to complete the Pre-Phase III Plan. For Europe, the Pre-Phase III Plan will address the creation of a dedicated lab to support a Phase III trial.  For the US, the Pre-Phase III Plan will address the expansion of existing capabilities and infrastructure to handle a Phase III trial.

2.5       Approval of Pre-Phase III Plan.  Opexa will present its proposed Pre-Phase III Plan to the JSC and the JSC shall review the proposed Pre-Phase III Plan.  The Pre-Phase III Plan shall be subject to the approval of the JSC, which approval shall not be unreasonably withheld or delayed.

2.6       Pre-Phase III Plan and Extension of Option Period.  Notwithstanding anything to the contrary in Section 2.1, in the event that the JSC has not approved the Pre-Phase III Plan prior to end of the Option Period, the Option Period shall be extended, and Merck may exercise the Option, until sixty (60) days following the approval of the Pre-Phase III Plan by the JSC.

2.7       R&D Funding Payment.  As consideration in advance of Opexa’s creation and performance of the Pre-Phase III Plan as well as Opexa’s performance of Section 2.8, Merck will pay to Opexa the sum of U.S. Three Million Dollars ($3,000,000) (the “R&D Funding Payment”), which sum shall be payable within fourteen (14) days of Merck’s receipt of an invoice from Opexa for the R&D Funding Payment.  For clarity, Opexa may submit such invoice on or after March 9, 2015.

2.8       Immune Monitoring Data.  Opexa will provide to Merck updates and analysis on a blinded basis, grouped in patient batches according to Opexa’s analysis timetable, on the progress of Opexa’s immune monitoring program (the “Program”) being conducted in conjunction with the Abili-T Trial, with such updates and analysis to be shared by Opexa with Merck within thirty (30) days of Opexa’s initial assessment of such information.  Opexa will inform Merck of any existing or future external bioinformatics vendor used by Opexa for the Program, and Merck will have the right, at its expense, to review current and future data storage and integrity measures for the Abili-T Trial.

1.4      Section 3.1 of the Option Agreement is amended by adding the following sentence immediately following the last sentence thereof:

In addition to the foregoing responsibilities, the JSC shall also have responsibility for approving, and overseeing the completion by Opexa, of the Pre-Phase III Plan.  The JSC will meet at least quarterly beginning in the second (2nd) quarter of 2015 to advise and make specific recommendations with respect to the Pre-Phase III Plan, although the foregoing responsibility of the JSC shall not modify decision-making under Section 3.4 hereof.

Article 2
ELECTRONIC EXECUTION

2.1       This Amendment may be executed by the Parties by electronic means, by exchanging signed PDF copies that are scanned and emailed, and shall come into effect immediately upon execution by the last Party.

Article 3
RELATIONSHIP OF THE AMENDMENT WITH THE OPTION AGREEMENT

3.1       The terms and conditions of this Amendment shall constitute a part of the Option Agreement as amended hereby, and shall be construed in accordance with the terms and conditions of the Option Agreement as amended.

3.2       Except as expressly modified by this Amendment, the Option Agreement shall continue in fall force and effect.

3.3       If there is a conflict between the Option Agreement and this Amendment, this Amendment shall prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date.

Opexa Therapeutics, Inc.		Ares Trading S.A.

By:	/s/ Neil K. Warma	By:	/s/ Cedric Hyde
Name:	Neil K. Warma	Name:	Cedric Hyde
Title:	CEO	Title:	Authorized Representative

By:	/s/ Karthik Radhakrishnan	By:	/s/ James Singleton
Name:	Karthik Radhakrishnan	Name:	James Singleton
Title:	CFO	Title:	Authorized Representative

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